                                                                      Exhibit 12

Maxxim Medical, Inc.
Ratio of Earnings to Fixed Charges


                                                                             Fiscal Year Ended
                                             -----------------------------------------------------------------------------------
                                             November 3,       November 2,       November 1,       October 31,       October 29,
                                                1996              1997              1998              1999              2000
                                             -----------       -----------       -----------        ----------        ----------
Earnings Before Tax                             15,132           22,366            34,090             15,201           (181,161)
Fixed Charges                                   14,469           23,417            14,679             28,848             48,432
Capitalized Interest                                --               --                --                 --                 --
                                                ------           ------            ------             ------           --------
Earnings Available for Fixed Charges            29,601           45,783            48,769             44,049           (132,729)
Fixed Charges                                   14,469           23,417            14,679             28,848             48,432
Ratio of Earnings to Fixed Charges                 2.1              2.0               3.3                1.5               (2.7)

Fixed Charge Calculation
  Rents                                          4,420            4,240             3,890              3,529              4,646
  Proforma Winfield Rent                            --               --               306                 --                 --
                                                ------           ------            ------             ------           --------
Total Rents                                      4,420            4,240             4,196              3,529              4,646

Interest Portion of Rents                        1,326            1,272             1,259              1,059              1,394
Interest Expense                                13,143           22,145            13,420             27,789             47,038
                                                ------           ------            ------             ------           --------
  Fixed Charges                                 14,469           23,417            14,679             28,848             48,432
                                                ======           ======            ======             ======           ========
